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                                                                   EXHIBIT 10.15



                       SUPPLEMENTAL BONUS RETIREMENT PLAN
                                 OF TEXACO INC.

        The Supplemental Bonus Retirement Plan of Texaco Inc. ("Supplement 3") was adopted effective May 1, 1981 (formerly known as the Supplemental Pension Benefit Plan) by Resolution of the Board of Directors dated October 23, 1980. Supplement 3 is established and maintained by Texaco Inc. (the "Company") for the purpose of providing benefits for certain management or highly compensated employees of Texaco Inc., its subsidiaries and affiliates (the "Affiliated Group") who participate or who have participated in a Pension Plan and a Bonus Plan sponsored by a member of the Affiliated Group.

        The terms and provisions of Supplement 3 are set forth below:

                             ARTICLE I - DEFINITIONS

        Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1 "Affiliated Group" means Texaco Inc. and its subsidiaries and affiliates, as designated by the Plan Administrator to participate in Supplement 3. Subsidiary shall mean any company or business entity in which more than 50% of the voting stock, capital interest or profit-share is directly or indirectly owned or controlled by the Company. Affiliated Company shall mean any company or business entity in which at least 10% but no more than 50% of the voting stock, capital interest, or profit-share is owned directly or indirectly by the Company.



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1.2     "Board" means the Board of Directors of Texaco Inc. or such Committee or individual as designated by the Board.

1.3 "Bonus Plan" means the Texaco Incentive Bonus Plan (excluding the stipend portion of such plan) or other similar arrangement sponsored by any member of the Affiliated Group and approved for inclusion under this Supplement 3 by the Company.

1.4 "Code" means Internal Revenue Code of 1986 as amended from time to time and any Treasury Regulations or pronouncements relating thereto.

1.5 "Company" means Texaco Inc., a Delaware corporation or any successor corporation or other entity resulting from a merger or consolidation into or with the Company or from a transfer or sale of substantially all of the assets of the Company.

1.6 "Employee" means a person who is an employee of a member of the Affiliated Group.

1.7 "ERISA" means the Employee Retirement Income Security Act of 1974 as amended from time to time and the Department of Labor regulations and pronouncements relating thereto.

1.8 "Normal Retirement Date" and "Optional Early Retirement Date" have the same meaning as those terms do under the applicable Pension Plan (or any successor or replacement qualified defined benefit plan). If no such plan exists, the terms of the Retirement Plan shall govern.



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1.9     "Participant" means certain management and key employees of the
        Affiliated Group who are or were participants in a Pension Plan maintained by a member of the Affiliated Group (or any successor or replacement qualified defined benefit retirement plan) and who are eligible to participate in Supplement 3 as set forth under Article II.

1.10 "Plan Administrator" means the person holding the position designated by the Company to act in the capacity of Plan Administrator of Supplement 3.

1.11 "Pension Plan" means any defined benefit retirement plan established and maintained by a member of the Affiliated Group.

1.12 "Pension Plan Benefit" means the benefit payable to a Participant by reason of the Participant's retirement with a member of the Affiliated Group pursuant to a Pension Plan maintained by a member of the Affiliated Group.

1.13 "Retirement" when used herein in connection with the Supplement 3 Retirement Benefit shall mean separation from service due to retirement, death, permanent and total disability and termination pursuant to a Change of Control as those terms are defined in the Company's Retirement Plan and Separation Pay Plan.

1.14 "Retirement Plan" means the Retirement Plan of Texaco Inc., a qualified defined benefit retirement plan under the Code established September 1, 1982 (as successor to The Group Pension Plan of Texaco Inc.), as amended from time to time, and its successor or replacement defined benefit pension plan.



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1.15    "Retirement Plan Benefit" means the benefit payable to a Participant by reason of the Participant's retirement with a member of the Affiliated Group pursuant to the Retirement Plan.

1.16    "Supplement 3" means the Supplemental Bonus Retirement Plan of Texaco
        Inc.

1.17 "Supplement 3 Retirement Benefit" means the benefit payable to a Participant pursuant to Supplement 3 by reason of his or her Retirement with a member of the Affiliated Group.

                   ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1 An Employee is eligible to participate under this Supplement 3 Plan if the Employee has received a bonus under a Bonus Plan within the last ten years prior to his or her Retirement. For purposes of Supplement 3, A bonus shall be deemed received at such time it would have been paid, notwithstanding a deferral election entered into by the Employee.

2.2 Upon becoming eligible for participation in Supplement 3, each Participant shall be notified in a writing which shall set forth the rights, privileges and duties of plan participation. Each participant shall receive an annual statement of account specifying the benefits, or a reasonable estimate of the benefits, which such Participant has accrued under Supplement 3.

                 ARTICLE III -- SUPPLEMENT 3 RETIREMENT BENEFIT



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3.1     Except as provided herein, a Participant's Supplement 3 Retirement
        Benefit shall be computed using the same early retirement discount factors, formulae, interest rates, years of service, actuarial equivalents and general computational mechanics as used by the Retirement Plan. However, "Final Average Pay," as the term is defined in the Retirement Plan, shall be replaced by "Final Average Bonus," which shall be computed by taking into account the sum of the three highest bonuses received from a Bonus Plan during the last ten years prior to the Participant's Retirement with the Affiliated Group divided by thirty-six months. The Supplement 3 Retirement Benefit shall be computed by multiplying (a) the Final Average Bonus, as described above, by (b) the years and months of "Benefit Service," as that term is defined in the Retirement Plan, and by (c) the noncontributory final average pay factors used in the calculation of the Participant's Retirement Plan Benefit. For employees of the Affiliated Group not participating in the Retirement Plan, years and months of Benefit Service shall mean years and months credited for pension service under such company's Pension Plan, less any service recognized by an Affiliated Group member in calculating a similar type benefit or arrangement as determined by the Plan Administrator. In the event a Participant does not participate in any Pension Plan, the Company may, in its sole discretion, provide a noncontributory benefit hereunder, following the intent of this Supplement 3. In determining the Supplement 3 Retirement Benefit, no offset shall be taken for the Primary Insurance Amount received by the Participant. Article VII provides details regarding Supplement 3 benefits accorded to non-US plan Participants.

3.2 A Participant is eligible for an additional contributory Supplement 3 Retirement Benefit if (i) he or she was a contributory member of a Pension Plan or was restricted from contributing to such Pension Plan because of limitations imposed by governmental authority and (ii) received a Texaco bonus under the Bonus Plan.



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3.3     A participant's contributory Supplement 3 Retirement Benefit shall be computed by multiplying the Final Average Bonus as described in Section
        3.1 above by the difference between the contributory and non-contributory factor of the Retirement Plan, and by the number of the years of contributory Benefit Service in the Retirement Plan after 1975. The contributory Supplement 3 Retirement Benefit shall be reduced by a contributory charge equal to 1% of total bonuses paid under the Texaco Incentive Bonus Plan during the years and months of service recognized under the first sentence of this Section 3.3, plus compounded, annual interest from the date the bonuses were awarded. The interest rate employed in this regard is the interest rate employed under the Retirement Plan for restoring forfeited pension benefits following a withdrawal of member contributions under that Plan. If a Participant elects not to participate in such Pension Plan's contributory feature, then such Participant shall receive a non-contributory Supplement 3 Retirement Benefit as computed in Section 3.1.

3.4 Service with Getty Oil Company, or subsidiary thereof, prior to March 1, 1986 shall not be recognized in calculating the Supplement 3 Retirement Benefit.

3.5 The Supplement 3 Retirement Benefit described in Section 3.1 shall be computed as of the Participant's Retirement date with the Affiliated Group in the form of a straight life annuity commencing on his or her normal retirement date as defined in the Pension Plan. If Retirement occurs prior to the normal retirement date, the annuity benefit under Supplement 3 will be discounted using the same early retirement discount factors prescribed under the Retirement Plan.

                              ARTICLE IV - VESTING



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4.1     The Supplement 3 Retirement Benefit accrued prior to 1994 is fully vested with respect to each Participant who attained age 50 on or before January 1, 1994, except if such Participant is convicted of committing a crime against the Company or is dismissed for Just Cause, as defined in the Company's Separation Pay Plan. Any Supplement 3 Retirement Benefit accrued after 1993 by a Participant who attained age 50 on or before January 1, 1994 and Supplement 3 Retirement Benefits accrued by any Participant who had not attained age 50 on or before January 1, 1994 are subject to the forfeiture restrictions set forth in Article V until the date prior to Retirement of such Participant under the relevant Pension Plan. Supplement 3 Retirement Benefits shall be forfeited for any Participant who terminates employment with a member of the Affiliated Group prior to attaining age 50, except if such termination is the result of the Participant's Permanent and Total Disability, as the term is defined in the Retirement Plan. The Company, in its sole discretion, may elect to waive these forfeiture provisions.

4.2 In the event of the death of a Participant before Retirement under the applicable Pension Plan, the Supplement 3 Retirement Benefit shall be calculated as though the Participant had retired on the first day of the month on or immediately prior to the date of death. For the sole purpose of computing the benefits under this Supplement 3, the Participant shall also be deemed to have retired under the applicable Pension Plan on the first day of the month on or immediately prior to the date of death.

4.3 Notwithstanding anything herein to the contrary, all Supplement 3 Retirement Benefits, including without limitation, benefits for Participants under age 50, shall vest on the date immediately prior to a Change of Control of the Company, as defined in the Company's Separation Pay Plan.



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                       ARTICLE V - FORFEITURE RESTRICTIONS

5.1 Except with regard to benefits vested as a result of a Change of Control of the Company under Section 4.3, a Participant's benefits and vested rights under Supplement 3 may be forfeited and cancelled if the Participant engages in of any of the following activities:

        A. If the Participant either (a) engages in or performs any services, whether on a full-time or part-time basis, or on a consulting or advisory basis for (i) any of the 100 largest oil and gas companies, ranked by assets, as determined by the annual Oil and Gas Journal listing of the largest oil and gas producing companies for the preceding year, (ii) any of the 100 leading non-U.S. oil and gas companies ranked by assets, as determined by the annual Oil & Gas Journal listing of the world's leading oil and gas producing companies for the preceding year,
        (iii) any of the following refining and marketing companies or their subsidiaries and affiliates: Ashland Inc., Citgo Petroleum Corp., Clark Oil Company, Crown Central Petroleum Corp., Diamond Shamrock Inc., Koch Industries, Inc., MAPCO Inc., Marathon Oil Company, Sinclair Oil Corp., Sun Company, Inc., Tosco Corp., Ultramar Inc., and Valero Energy Corporation, (iv) any agency, instrumentality or corporation controlled or owned by a foreign government, which agency, instrumentality or corporation is primarily in the business of exploring for, producing, refining, marketing, or transporting oil and gas or the primary products thereof, or (v) any organization, which alone or in concert with others, is subject to the reporting and disclosure requirements of the Securities Exchange Act of 1934, as amended, as a result of the acquisition of the Company's Common Stock; (b) transfers confidential business information concerning the Company of any type to a competitor for compensation; or (c) commits an act in the course of his or her employment with the Company for which he or she



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        is convicted of intentionally and knowingly committing a crime against the Company under federal law or the law of the state in which such act occurred.

        B. If a Participant leaves employment with the Affiliated Group without the Company's permission prior to such Participant's Normal Retirement Date as defined in the applicable Pension Plan and engages in other full-time employment prior to such date.

5.2 The Company may, in its sole discretion, elect to waive the Participant's forfeiture under circumstances described in this Article V.

5.3 The forfeiture restrictions in this Article V shall become null and void on the date immediately preceding a Change of Control, as defined in the Company's Separation Pay Plan.

                           ARTICLE VI - DISTRIBUTIONS

6.1 The Supplement 3 Retirement Benefit, described in Article III, is payable in annual installments commencing the January of the calendar year following a Participant's Retirement over a period actuarially determined to be one-half of the Participant's life expectancy computed at the commencement of the installments. The Company may at its sole discretion approve a request for a different payment schedule made by a Participant or by a Participant's beneficiary. Interest at a rate set forth under the Employee Deferral Plan or such other rate as set by the Board shall be credited on any unpaid balance and paid annually along with each installment. In the case of a Participant's death prior to the commencement date of Supplement 3 Retirement Benefits, the



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        benefit is payable in installments equal to one-half of the
        Participant's life expectancy measured on the date immediately preceding the Participant's death.

6.2 Annuity benefits shall accrue and be credited with interest to be compounded quarterly, as employed and administered in the Employee Deferral Plan of Texaco Inc.

6.3 Successive annual annuity installments shall be paid on or about the anniversary date of such first payment. In the event the Company, in its sole discretion, elects to pay the Supplement 3 Retirement Benefit in a lump sum, such payment shall be made in the January of the calendar year following the Participant's Retirement.

6.4 Notwithstanding anything to the contrary, the Company may, in its sole discretion, accelerate the payment of all Supplement 3 Retirement Benefits in the event (a) the Company determines that they constitute de minimis amounts, (b) a Participant's death, disability or termination of service, or (c) a change in law which may cause the benefits accrued hereunder to become taxable to any or all Participants. If the Company chooses to accelerate the benefit under this Section 6.4, the Company shall use the Retirement Plan interest rate and actuarial factors. In determining the present value of a lump sum benefit at age 50 for payment before age 50, the Company shall use the interest rate employed by the Retirement Plan in connection with the return of plan participant contributions. After a Change of Control, such rate shall be the rate in effect immediately prior to the Change of Control.

             ARTICLE VII -- QUALIFIED PLAN OUTSIDE THE UNITED STATES



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7.1     The Company may, at its sole discretion, elect to include in this
        Supplement 3 Employees who have participated in Pension Plans in jurisdictions outside the United States. Such arrangements shall be listed in Exhibit A to this Supplement 3.

7.2 The Plan Administrator shall have full discretion to calculate comparable benefits under Section 7.1 consistent with the intent and compatible with the provisions outlined in this Supplement 3. In determining the Supplement 3 Retirement Benefit, the Plan Administrator shall use the same practices and procedures employed herein wherever possible with respect to jurisdictions outside the United States. Where the same practice or procedure cannot be used, the Plan Administrator shall have the sole discretion to adopt a practice or procedure within the spirit as that which is employed hereunder. The Plan Administrator has sole discretion to develop a procedure determining the details of a comparable supplement with respect to Pension Plans outside the United States.

7.3 The Supplement 3 Benefit under Section 7.1 would reference the non-US Pension Plan similar to the Retirement Plan.

                         VIII - AMENDMENT OR TERMINATION

8.1 The Company intends Supplement 3 to be permanent but it reserves the right to modify, amend, revise or terminate Supplement 3, when in it its sole discretion, such action is advisable. No plan modification, amendment, revision or termination, however, shall reduce or eliminate a Participant's benefit under Supplement 3 which is accrued on the date prior to the effective date of such modification, amendment, revision or termination, unless such Participant gives his or her written consent. Such protected accrued benefit shall be calculated as though the Participant



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        terminated employment on the day prior to the effective date of any such amendment or plan termination. Any modification, amendment, revision or termination to Supplement 3 shall be made pursuant to a resolution of the Board, unless such authority has been delegated to an Employee of the Company, and shall specify the effective date of such action.

8.2 The Company shall notify all Participants in writing of any material modification, amendment, revision or termination of Supplement 3.

                          ARTICLE IX -- ADMINISTRATION

9.1 The Plan Administrator, as designated by the Board, shall be responsible for the general operation and administration of Supplement 3, and thus shall have absolute and full power, discretion and authority to interpret, construe and administer Supplement 3 and to take any action thereunder, including without limitations, to resolve any ambiguities and omissions in the Plan and to determine all issues arising in connection with administration, interpretation, and application of Supplement 3. The Plan Administrator's actions and determinations shall be final, conclusive and binding on all persons. Notwithstanding the above, after a Change of Control as defined in the Company's Separation Pay Plan such authority to interpret, construe and administer Supplement 3 may be the responsibility of a third party trustee, if so designated by the Company, in connection with Supplement 3 or in connection with the establishment of a grantor trust to secure the benefits provided by Supplement 3.

9.2 All provisions set forth in the Affiliated Group's Pension Plans with respect to the administrative powers and duties of the Affiliated Group member's and procedures for filing claims shall also be



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        applicable with respect to Supplement 3. The Plan Administrator, in administering Supplement 3, shall be entitled to rely conclusively upon the tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, comptroller, counsel or other person employed or engaged by the Affiliated Group member with respect to Supplement 3 and/or its Pension Plans.

9.3 The Supplement 3 Plan Administrator shall have the power to adopt guidelines necessary and advisable to implement, administer and interpret Supplement 3 or to transact its business. Guidelines so adopted shall be binding upon any person having an interest in or under Supplement 3.

9.4 The Company shall indemnify and hold harmless agents administering Supplement 3 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to Supplement 3, except in the case of gross negligence or willful misconduct.

9.5 Decisions made by the Plan Administrator with respect to all issues and claims relative to Supplement 3 will be final, conclusive and binding on all persons having an interest in or under Supplement 3.

                            ARTICLE X - MISCELLANEOUS

10.1 Participants and their beneficiaries, heirs and successors under Supplement 3 shall have solely those rights of an unsecured creditor of the Company. Except to the extent otherwise provided in a trust established by the Company to pay Supplement 3 Retirement Benefits, as described in Section 10.2, no assets of the Company shall be held in trust for the Participant, their beneficiaries,



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        heirs and successors, nor shall any assets be considered security for the performance of delegations of the Company and said assets shall at all times remain unrestricted general assets of the Company. Supplement 3 is intended to constitute a top hat plan under ERISA and as such the Company's obligation under the Supplement 3 shall be an unsecured and an unfunded promise to pay benefits at a future date.

10.2 The Company may, in its sole discretion, contribute assets to a trust fund in order to pay some or all benefits to Participants and their beneficiaries, heirs and successors. However, no funds or assets shall be segregated or physically set aside with respect to the Company's obligations under Supplement 3 in a manner which would cause Supplement 3 to be "funded" for ERISA purposes. Supplement 3 shall be maintained to provide supplemental retirement benefits for a select group of management and highly compensated employees. Any Participant's account under Supplement 3 is maintained solely for record-keeping purposes and is not to be construed as funded for tax or ERISA purposes. If the Company establishes a trust fund in connection with Supplement 3, the assets of such trust fund shall be subject to the claims of the Company's general creditors in the event the Company becomes insolvent.

10.3 Except as otherwise expressly provided herein, all terms and conditions of the Retirement Plan shall also be applicable to the Supplement 3. Nothing in Supplement 3 shall be construed in any way to modify, amend or affect the terms and provisions of the relevant Pension Plan.

10.4 Nothing contained in this document shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. Moreover, no Participant or beneficiary shall have any right to a benefit under Supplement 3,



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        except in accordance with the terms of Supplement 3 as set forth herein.
        Establishment of Supplement 3 shall not be construed to give any Participant the right to be retained in the service of the Affiliated Group or to interfere with the right of the Affiliated Group to discharge any Participant.

10.5 Except as may otherwise be required by law, no distribution or payment under Supplement 3 to any Participant, beneficiary, heirs and successors shall be subject to any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance or charge, whether voluntary or involuntary, and any attempt to do so shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any person to whom a benefit is payable hereunder has been judicially declared incompetent by reason of physical or mental disability or is a minor, distribution of the Supplement 3 Retirement Benefits shall be made to a duly appointed guardian or other legal representative. Such payment shall completely discharge the Affiliated Group member's obligations and liabilities under this Supplement 3.

10.6 Each Participant may designate a beneficiary and alternate beneficiaries with respect to such Participant's Supplement 3 Retirement Benefit by filing with the Affiliated Group a Company-approved form listing of the names and addresses of such beneficiaries and any alternate beneficiaries.

10.7 If the Company is unable to make payment to any Participant or other person to whom an Supplement 3 payment is due because it cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such



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        person (including a notice of the payment due mailed to the last known address of such Participant or other person as shown on the Affiliated Group records), such payment and all subsequent payments otherwise due to such Participant or other person shall be forfeited thirty-six (36) months after the date such payment first became due. Such payment and any subsequent payment, however, shall be reinstated retroactively, no later than sixty (60) days after the date on which the Participant or person is identified or located.

10.8 Supplement 3 shall be binding on the parties hereto, Company and Participant, their beneficiaries, heirs, executors, administrators and successors in interest. If any provision of Supplement 3 is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof and this plan shall be construed and enforced as if such provision had not been included.

10.9 The Company may deduct from all amounts payable or accrued under Supplement 3 any taxes (including, without limitation, federal state and local income taxes and FICA taxes) required to be withheld by any government or governmental agency. If it shall be determined by the taxing authorities of the United States or other sovereign nations or political subdivisions thereof that any portion of the benefits under Supplement 3 are includable in the Participant's gross income prior to the time such amount would be required to be distributed or paid under the terms of Supplement 3, then the Company shall have the discretion to pay to the Participant or his or her designated beneficiary that portion of the deferral so includable in income. All other benefits will continue to be subject to the terms of this Supplement 3.



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10.10   The Company shall provide to each Participant an annual accounting setting forth such Participant's accrued benefit/total account under Supplement 3.


10.11 Wherever so used in this plan, the masculine shall include the feminine and the singular shall include the plural and the plural the singular wherever the person or entity or context shall plainly so require.

10.12 The provisions of Supplement 3 shall be construed, administered and governed under applicable Federal law and the laws of the State of New York.



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                                    EXHIBIT A

In addition to the participants of the Retirement Plan, the participants of the following Companies' Pension Plans have been designated by the Plan Administrator to be eligible for Supplement 3:

1.  American Overseas Petroleum Limited

2.  Caltex

3.  Caltex Petroleum Inc.

4.  Equilon LLC

5.  Equiva LLC

6.  Equiva Services LLC

7.  Equiva Trading LLC

8.  Fuel & Marine Marketing LLC

9.  Motiva LLC

10. Star Enterprise



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